Exhibit 5.1

[Alliance Imaging, Inc. Letterhead]

November 27, 2007

Alliance Imaging, Inc.

1900 South State College Boulevard

Anaheim, California 92806

Ladies and Gentlemen:

I am the General Counsel of Alliance Imaging, Inc., a Delaware corporation (the “Company”) and am familiar with the proceedings and documents related to the proposed registration by the Company, through a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission, of 1,700,000 shares of the Company’s common stock, $0.01 par value (the “Shares”), issuable pursuant to the 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries (the “Plan”).

For the purposes of rendering this opinion, I have examined such corporate records, agreements, and other documents of the Company as I have deemed relevant and necessary to rendering the opinion hereinafter set forth.

Based on the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan and option grants thereunder, will be legally issued, fully paid, and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Eli H. Glovinsky
Eli H. Glovinsky
Executive Vice President, General Counsel
and Secretary